UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

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FIRST FARMERS AND MERCHANTS CORPORATION
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FIRST FARMERS AND MERCHANTS CORPORATION

COLUMBIA, TENNESSEE

March 25, 2011

Dear Shareholder:

The 2010 annual report to shareholders for First Farmers and Merchants Corporation and its bank subsidiary, First Farmers and Merchants Bank, is enclosed.  Because this information will be discussed during the business session of our annual meeting, we encourage you to bring the annual report with you.

The official notice of the meeting of shareholders, proxy and proxy statement are enclosed.  PLEASE COMPLETE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE.  If you attend the meeting, you will have the opportunity to withdraw your proxy and vote in person.

Please note that the annual meeting will be held in the Cherry Theater, in the Waymon L. Hickman Building at Columbia State Community College, Columbia, Tennessee on April 19, 2011 at 4:00 p.m. Central Time.  Please indicate on your proxy if you will be attending the meeting.

Sincerely yours,

/s/ T. Randy Stevens

T. Randy Stevens
Chairman of the Board and
Chief Executive Officer

FIRST FARMERS AND MERCHANTS CORPORATION

816 South Garden Street, P.O. Box 1148, Columbia, Tennessee 38402-1148

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on the 19th day of April, 2011

To the Shareholders of First Farmers and Merchants Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Farmers and Merchants Corporation (the “Corporation”) will be held at the Cherry Theater, in the Waymon L. Hickman Building, Columbia State Community College, Columbia, Tennessee, on April 19, 2011 at 4:00 p.m., Central Time, for the following purposes:

1.         To elect the following 15 nominees as directors of the Corporation:

Kenneth A. Abercrombie	Thomas Napier Gordon	Patrick J. Riley	William R. Walter
James L. Bailey, Jr.	Dalton M. Mounger	Matthew M. Scoggins, Jr.	Dan C. Wheeler
M. Darlene Baxter	Timothy E. Pettus	T. Randy Stevens	Dr. David S. Williams
Jonathan M. Edwards	Dr. Joseph W. Remke, III	W. Lacy Upchurch

2.         To conduct an advisory vote on the compensation of the named executive officers;

3.         To conduct an advisory vote on the frequency of the advisory vote on the compensation of the named executive officers; and

4.         To transact such other business as may properly be brought before the annual meeting or any adjournment thereof.

Shareholders of record at the close of business on March 1,2011 are entitled to notice of and to vote at the meeting.

To assure that your shares are represented at the meeting, please mark, date, sign and promptly return the enclosed proxy card.  The proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

By order of the Board of Directors,

/s/ Martha M. McKennon

Martha M. McKennon
Secretary

March 25, 2011

FIRST FARMERS AND MERCHANTS CORPORATION

816 South Garden Street, P. O. Box 1148

Columbia, Tennessee  38402-1148

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on the 19th day of April, 2011

The accompanying proxy is solicited by and on behalf of the Board of Directors of First Farmers and Merchants Corporation (the “Corporation”) for use at the Twenty-Ninth Annual Meeting of Shareholders to be held on April 19, 2011 and any adjournment thereof (the “Annual Meeting”).  The time and place of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders.  All expenses of preparing, printing and mailing the proxy and all materials used in the solicitation thereof will be borne by the Corporation.  In addition to the use of the mail, proxies may be solicited in person or by telephone by directors, officers and other personnel of the Corporation or its subsidiary, First Farmers and Merchants Bank (the “Bank”), none of whom will receive additional compensation for such services.  The Corporation will also request custodians and nominees to forward soliciting materials to the beneficial owners of common stock of the Corporation, $10.00 par value per share (“Common Stock”), held of record by them and will pay reasonable expenses of such persons for forwarding such material.  The date on which this Proxy Statement and the accompanying proxy card are first being mailed to shareholders of the Corporation is March 25, 2011.

PURPOSES OF THE MEETING

The Annual Meeting will be held for the purposes of (i) electing directors, (ii) conducting an advisory vote on the compensation of the Named Executive Officers (as identified in the section below entitled “EXECUTIVE COMPENSATION — Summary Compensation Table”), (iii) conducting an advisory vote on the frequency of the advisory vote on the compensation of the Named Executive Officers and (iv) transacting whatever other business may properly be brought before the meeting or any adjournment thereof.

QUORUM AND VOTING

At the close of business on March 1, 2011, the Corporation had 5,430,000 shares of Common Stock issued and outstanding.  Only holders of record of Common Stock at the close of business on March 1, 2011 are entitled to notice of and to vote on matters that properly come before the Annual Meeting or any adjournment thereof. A shareholder is entitled to one vote in person or by proxy at the Annual Meeting for each share of Common Stock held of record in his or her name.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof. Abstentions and broker non-votes are included for purposes of determining if a quorum exists. Abstentions will not constitute a vote “for” or “against” any of the matters presented for shareholder approval at the annual meeting and will be disregarded in the calculation of a plurality or of “votes cast” for each of the matters presented. Broker non-votes occur when a broker or nominee returns a proxy but does not have discretionary authority to vote on a particular proposal because the proposal does not concern a routine matter and the broker has not received voting instructions from the beneficial holder. For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter.  Currently, there are no proposals for routine matters to be considered at the Annual Meeting.

If a quorum is not present at the time of the Annual Meeting, the Chairman of the meeting or a majority of shares entitled to vote, represented in person or by proxy, have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy.

If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder.  Unless shares are held by a broker, if a proxy is executed and returned but no specification is made, the proxy will be voted “FOR” the election of all nominees as directors of the Corporation, “FOR” the compensation of the Named Executive Officers as presented in this Proxy Statement and “FOR” a frequency of every “THREE YEARS” for future advisory votes on the compensation of the Named Executive Officers. If any other business is properly presented at the meeting, the proxy holders will vote your proxy in accordance with their discretion.

Any shareholder has the power to revoke his or her proxy at any time, prior to the vote being taken at the Annual Meeting, by written notice or subsequently dated proxy received by the Corporation, or by revocation by the shareholder in person at the Annual Meeting or any adjournment thereof.  If you wish to attend the Annual Meeting and need directions to the Cherry Theatre in the Waymon L. Hickman Building at Columbia State Community College, Columbia, Tennessee, please contact Martha McKennon, Secretary of the Corporation, at (931) 388-3145.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has nominated the 15 individuals below for election as directors to serve until the annual meeting of shareholders in 2012 or until their successors are qualified and elected. Article III, Section 2 of the Corporation’s Amended and Restated By-laws (the “Bylaws”) provide that there shall be no fewer than five directors.  The Board of Directors believes it is in the best interest of the Corporation that there be 15 directors of the Corporation at this time.  Proxies cannot be voted for a greater number of persons than the nominees named.

Directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting, if a quorum is present. Neither abstentions nor broker non-votes will have the effect of voting for or in opposition to a director.  The Corporation’s charter does not provide for cumulative voting and, accordingly, shareholders do not have cumulative voting rights with respect to the election of directors.  Consequently, each shareholder of record may only cast one vote per share of Common Stock for each nominee.

Unless a proxy specifies otherwise or there is a broker non-vote, the persons named in the proxy will vote the shares covered thereby “FOR” the nominees listed below.  Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

Fourteen of the 15 nominees are currently serving as directors and have served as a director since the 2010 annual meeting of shareholders.  Directors are chosen based on their business skills, knowledge, experience, leadership skills and understanding of the Bank’s business. H. Terry Cook, Jr. and O. Rebecca Hawkins, who are presently members of the Board of Directors, have reached retirement age and, therefore, will not stand for re-election.

New Nominee for Election

The Board of Directors has nominated Patrick J. Riley to serve on the Board of Directors and he has not previously served in such capacity.  Mr. Riley has consented to be a candidate and to serve as a director if elected.

Patrick J. Riley, age 63, has served as President and Chief Executive Officer of RCR Building Corporation since 1985. He is a licensed general contractor in 18 states. Mr. Riley was employed with Frank Orr Architects as a contract administrator and draftsman from 1972 to 1973; with Bob Haley, Inc., general contractor, as Vice President from 1973 to 1976; and with Gregg Construction Company, Inc. as Vice President from 1976 to 1985.  He attended Memphis State University where he studied Construction Technology, University of Tennessee where he studied Real Estate and Owen School of Management at Vanderbilt University where he studied various courses. Mr. Riley has served on the Board of Directors and as Chairman of Business Development for Associated Builders and Contractors, on the Board of Associated General Contractors, on the Advisory Boards of director for Kraft Bros, Eastman, Patton & Harrell CPAs and First Farmers and Merchants Bank for Williamson County, on the Board of Trustees of Father Ryan High School, as Past President of the local chapter of American Society of Professional Estimators, and a member of the Rutherford County Code Official Association, Construction Financial Management Association, Construction Management Association of America, Nashville Area Chamber of Commerce, Kidney Foundation of Middle Tennessee, the Easter Seal Society and the CEO Roundtable. Mr. Riley was nominated as a member of the Board of Directors based on his expertise and proven success in organizational management and developing innovative programs and strategies.

Incumbent Directors Standing for Re-election

The following information sets forth the name, age, length of service and a summary of specific experiences, qualifications, attributes or skills for each of the nominees for re-election as directors who are incumbent members of the Board of Directors. No director holds a directorship with any other public company or registered investment company.

Kenneth A. Abercrombie, age 68, has been a director of both the Corporation and the Bank since 1988.  Mr. Abercrombie is a licensed funeral director and is presently associated with his son in a funeral home business.  Mr. Abercrombie served as President and CEO of Loretto Casket Company from 1983 when he purchased the company until he sold the company in 2001.  He continued to serve as plant manager for Loretto Casket Company until 2005.  Mr. Abercrombie is a member of the Southeastern Law Enforcement Training Seminar Board of Directors, Tennessee Funeral Directors Association, Alabama Funeral Directors Association and Friends of Lawrenceburg.  He is a past President and Member of the Tennessee Funeral Supply Sales Association and a past member of the Lawrence County Board of Education.  Mr. Abercrombie is a native of Lawrence County and a graduate of the University of North Alabama.  Mr. Abercrombie was nominated to be a member of the Board of Directors because of his business skills and extensive experience as a director of the Corporation.

James L. Bailey, Jr., age 68, has been a director of the both the Corporation and the Bank since 1982.  Mr. Bailey currently serves as Maury County Mayor.  Mr. Bailey owned Bailey Drugs for several years.  Mr. Bailey is a member of the South Central Tennessee Development District Board of Directors, Deputy Director of the Office of Emergency Management of Maury County, Maury Alliance Board of Directors and Maury Alliance Economic Development Committee.  He has been appointed by the Governor to the State of Tennessee Collateral Pool.  Mr. Bailey has been designated as a Certified Public Administrator by the University of Tennessee.  He is a graduate of both the Columbia Military Academy and the University of Tennessee at Memphis College of Pharmacy.  Mr. Bailey was nominated to be a member of the Board of Directors because of his leadership skills as County Mayor and a business owner and his extensive experience as a director of the Corporation.

M. Darlene Baxter, age 64, has been a director of both the Corporation and the Bank since 2007.  Ms. Baxter is a native of Maury County, Tennessee and the retired Associate Administrator of Maury Regional Hospital.  She has served more than 20 years in the Maury Regional Health Care system. She was appointed head of the newly-created Maury Regional Hospital Foundation. She was instrumental in Maury Regional Hospital being the first employer in the county to provide childcare services and worked on the development of the hospital into a healthcare system. She was involved in the operations of the Lewis Ambulatory Care Center, Wayne Medical Center and Marshall Medical Center. She represented Maury Regional Hospital during General Motors’ transition to Spring Hill, at which time the hospital developed an agreement to provide on-site healthcare services to GM employees.  Ms. Baxter is a member of the Maury Alliance Board of Directors, American Red Cross Board, Columbia State Community College Foundation Board, Girl Scouts Leadership Board and the Kiwanis Club.  In 2006, she served on the Bank’s Maury County Advisory Board of Directors. She is also a member of Riverside United Methodist Church.  Ms. Baxter was nominated to be a member of the Board of Directors because of her leadership skills and years of business experience as an executive officer of a regional hospital.

Jonathan M. Edwards, age 50, has served as president and chief executive officer of the Edwards Group of Companies, including Edwards Oil Company of Lawrenceburg, Inc., Edwards Oil Company, Inc., South Tennessee Oil Company, Inc., Edwards Land Company L. P. and Edwards Real Estate, LLC since 1988.  He is a Tennessee native and holds a bachelor’s degree from the University of North Alabama.   Mr. Edwards’ other affiliations include the following: immediate past president and three-term board member of the Tennessee Fuel and Convenience Association; Chairman of the Lawrence County Chamber of Commerce (2006-2007); Columbia State Community College Foundation

Board (2004-2007); First Farmers and Merchants Bank Advisory Board (2002 to present); Lawrence County Joint Community Industrial Development Board (1999 to present); Tennessee State Petroleum Underground Storage Tank Board (1996-2004); LifePoint Crockett Hospital Board (1999-2004); Texaco Orlando Regional Wholesale Council (1997-1999); Director of Alabama Oilmen’s Association/Alabama Association of Convenience Stores (1996-1999); Bank of America Advisory Board (1993-2002); Tennessee Grocers Association Director (1990-1993);  and First Baptist Church of Lawrenceburg, Tennessee.  Mr. Edwards was nominated to be a member of the Board of Directors because of his business management and leadership skills.

Thomas Napier Gordon, age 59, has served as a director of both the Corporation and the Bank since 1986.  Mr. Gordon is actively involved in real estate investments.   His civic and community endeavors include Business and Industry Chairman of the March of Dimes Annual Roast, Director of King’s Daughters’ School, Zion Christian Academy and Zion Presbyterian Church.  Mr. Gordon received his Doctorate of Jurisprudence from Vanderbilt University in 1976 and has practiced law in Columbia, Tennessee since that time.  Mr. Gordon was nominated to be a member of the Board of Directors because of his experience as an attorney and businessman and his extensive experience as a director of the Corporation.

Dalton M. Mounger, age 60, is an attorney in private practice in Columbia, Tennessee and is a certified public accountant.  He is currently serving as president of the Maury County Bar Association.  Mr. Mounger holds a bachelor’s and juris doctor degree from the University of Mississippi.  Mr. Mounger’s  other affiliations include Maury Alliance, Maury County YMCA, Columbia State Community College Foundation Board, Columbia Main Street, Maury County Public Education Foundation Board, First Farmers and Merchants Bank Advisory Board and Columbia Central High School Academic Boosters.  Mr. Mounger was nominated to be a member of the Board of Directors because of his legal, accounting, and business management skills.

Timothy E. Pettus, age 59, is President and a director of the Corporation and the Bank.  Mr. Pettus has been an officer of the Bank since July 2002.  He served as the Vice Chairman of the Bank from April 2005 until his appointment as President of the Corporation and the Bank in January 2007.  Mr. Pettus served as Regional President, Southern Region of the Bank, from July 2002 until becoming Vice Chairman of the Bank.  From 1998 until July 2002, he was a senior banking executive with Bank of America in Lawrence County, Tennessee.  He was first elected as a director of the Corporation and the Bank in January 2008.Mr. Pettus was nominated to be a member of the Board of Directors because of his 37 years of experience in banking and his leadership skills and knowledge from serving as President of the Bank.

Dr. Joseph W. Remke, III, age 60, has served as a director of both the Corporation and the Bank since 1999.  Dr. Remke has been in private optometric practice since 1987.  Dr. Remke is a native of Lawrence County.  He received his Optometry degree from Southern College of Optometry.  He is a past president of the Tennessee Optometric Association and serves on their Board of Trustees.  Dr.  Remke has been honored as Tennessee Optometrist of the Year and is a fellow of the Tennessee Academy of Optometry.  He serves on the Board of the 21st Century Council, Columbia State Foundation Board, Sacred Heart School Endowment Fund Board of Directors and is a past president of the Lawrence County Chamber of Commerce.  Dr. Remke was nominated to be a member of the Board of Directors because of his experience as a business owner.

Matthew M. Scoggins, Jr., age 61, has served as a director of both the Corporation and the Bank since 2008.  Mr. Scoggins has served as the Chief Executive Officer of Tennessee Farmers Insurance Companies (“TFIC”) since January 2004.  He joined TFIC in 1978, and has served in numerous positions including agent, agency manager, regional manager, lobbyist, and chief operating officer for TFIC’s property & casualty division.  Mr. Scoggins is a Tennessee native who holds a Bachelor’s degree from the University of Tennessee and an M.B.A. from Belmont University.  Mr. Scoggins was nominated to be a member of the Board of Directors because of his leadership skills and his executive experience in the insurance industry.

T. Randy Stevens, age 59, is Chairman of the Board of Directors, Chief Executive Officer and a director of the Corporation and the Bank.  He has been employed by the Bank since 1973 and was promoted to Commercial Bank Officer in 1974.  He was appointed Assistant Vice President in 1976 and promoted to Vice President in 1979.  Mr. Stevens was appointed Vice President and Trust Officer of the Bank in 1982 and promoted to First Vice President in 1984.  He was promoted to Executive Vice President and Chief Administrative Officer of the Bank in 1990.  Mr. Stevens was elected as a director of the Bank and the Corporation in 1991 and appointed Vice President of the Corporation in 1991.  He was appointed President and Chief Operating Officer of the Bank, effective December 31, 1995, and President and Chief Operating Officer of the Corporation in April 1996.  He was appointed Chief Executive Officer of the Bank and the Corporation in June 2002.  He has been Chairman of the Board of Directors of the Corporation and the Bank since April 2005. Mr. Stevens was nominated to be a member of the Board of Directors because of his 37 years of experience in banking, his position as CEO of the Corporation and the Bank and his leadership experience as a long-time director of the Bank, the Corporation and other organizations.

W. Lacy Upchurch, age 64, has served as a director of both the Corporation and the Bank since 2007.  Mr. Upchurch is the seventh president of the Tennessee Farm Bureau Federation, the nation’s largest state Farm Bureau, and a full-time farmer. In addition to being one of Cumberland County’s major beef producers, Mr. Upchurch has served as Chairman of the Tennessee Pork Producers and on the Board of the Tennessee Cattlemen’s Association, the Governor’s Economic Development Board, various committees for the University of Tennessee and numerous Farm Bureau committees at the state level. In 2006, he served on the Bank’s Maury County Advisory Board.  A Fentress County native, Mr. Upchurch received his undergraduate and master’s degrees from the University of Tennessee.  Mr. Upchurch was nominated to be a member of the Board of Directors because of his leadership and business skills and his knowledge of the agriculture and insurance industry.

William R. Walter, age 69, has served as a director of both the Corporation and the Bank since 2002.  He served as the Administrator and CEO of Maury Regional Hospital from 1974 through 2004.  Prior to coming to Columbia, Mr. Walter completed his residency at Baptist Memorial Hospital, Memphis, and served as Administrative Assistant at Baptist Memorial Hospital and Assistant Administrator at Baroness Erlanger Hospital, Chattanooga.  His affiliations include:  Chairman of the Tennessee Hospital Association, Tennessee Not-for-Profit Association, Blue Cross/Blue Shield of Tennessee Board of Directors, Columbia State Foundation Board, President of Maury Alliance, and Kiwanis Club of Columbia.  Mr. Walter is a native of West Virginia, and received his Masters’ Degree in Hospital Administration from the University of Minnesota.  Mr. Walter was nominated to be a member of the Board of Directors because of his leadership skills and his experience as CEO of a regional hospital for over 20 years.

Dan C. Wheeler, age 68, has served as a director of both the Corporation and the Bank since 1993.  Mr. Wheeler is a retired Director of the University of Tennessee Extension Center for Profitable Agriculture.  Prior to assuming the Directorship of the Center, he served for over seven years as Commissioner of the Tennessee Department of Agriculture after having completing a 30 year career with the Tennessee Farm Bureau Federation, including 20 years as the Chief Staff Officer.  He is a past member of the Board of Trustees of the University of Tennessee, the Tennessee Board of Regents and the Tennessee Economic Growth Board.  Mr. Wheeler holds a Bachelor of Science degree in agriculture from the University of Tennessee.  Mr. Wheeler was nominated to be a member of the Board of Directors because of his leadership in agricultural business and his experience as chair of the Bank’s Audit Committee.

Dr. David S. Williams, age 64, has served as a director of both the Corporation and the Bank since 2001.  Dr. Williams has been in private orthodontic dental practice in Columbia since 1976.  He is a past president of the Saint Louis University Orthodontic Alumni Association, board member from Tennessee for the Southern Association of Orthodontists and Board of Directors and Orthodontic Consultant to the Tennessee Board of Dentistry.  He is a former board member for the Charles H. Tweed International Foundation for Education and Research and is past President of the Southern Association of Orthodontists.  Dr. Williams is a native of Saint Louis, Missouri, and received his Doctor of Dental Surgery degree from the University of Tennessee College of Dentistry and Masters of Science degree from Saint Louis University Graduate Orthodontic Department.  Dr. Williams was nominated to be a member of the Board of Directors because of his business and finance skills developed from owning a dental practice.

Required Vote

If a quorum is present, the election of directors requires a plurality of the votes cast in person or by proxy by the shares of Common Stock entitled to vote at the meeting.

The Board of Directors recommends that the shareholders vote “FOR” each of the nominees.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Corporation’s shareholders to vote to approve, on an advisory basis, the compensation of the Named Executive Officers as described in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee, override any decision made by the Board of Directors or the Compensation Committee, or create any additional fiduciary duty of the Board of Directors or the Compensation Committee.The Compensation Committee will, however, review the voting results and may take them into consideration when making future decisions regarding executive compensation.

During 2010, despite a sluggish economy, increased compliance costs, increased bank owned real estate cost,and escalating premiums on FDIC insurance, the Bank’s experienced executive team has led us in developing strength in the Bank’s core income streams and implementing strict cost controls, placing us in a position to manage through the current economic downturn and continue the Corporation’s history of long-term growth and increased shareholder value.

The Bank’s executive compensation program has played a significant role in its ability to attract, motivate and retain a highly experienced team of executives. The Compensation Committee believes that this program is structured in the best manner possible to support the Bank and its business objectives, as well as to support the culture and the traditions that have allowed the Bank to meet the needs of its shareholders, customers and employees and to support the markets in which the Bank operates.

As described in detail below in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” the Bank’s executive compensation program is designed to attract, retain and motivate the executive officers, who are critical to the Bank’s success. Under this program, certain of the Named Executive Officers are rewarded for the achievement of specific corporate and individual performance goals established each year by the Compensation Committee. The Compensation Committee reviews the executive compensation program to ensure it promotes efficient and effective individual job performance, provides accountability for specific job responsibilities and is directly aligned with the Bank’s strategic plan.

The Corporation is asking its shareholders to indicate their support for the compensation of the Named Executive Officers disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Corporation’s shareholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Corporation will ask its shareholders to vote “FOR” the following resolution at the 2011 annual meeting of shareholders:

RESOLVED, that the shareholders of First Farmers and Merchants Corporation (the “Corporation”) hereby approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Corporation’s Proxy Statement for the 2011 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the sections therein entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.”

Required Vote

If a quorum is present, the resolution to approve, on an advisory basis, the compensation of the Named Executive Officers will be approved if the votes cast (in person or by proxy by the shares of Common Stock entitled to vote at the meeting) for the resolution exceed the votes cast (in person or by proxy by the shares of Common Stock entitled to vote at the meeting) against the resolution.

The Board of Directors recommends a vote “FOR” the resolution to approve,

on an advisory basis, the compensation of the Named Executive Officers.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables the Corporation’s shareholders to indicate how frequently it should seek an advisory vote on the compensation of the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules adopted by the Securities and Exchange Commission. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every three years, every two years or every year.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Corporation’s shareholders. Setting a three-year period will enhance shareholder communication by providing a clear, simple means for us to obtain information on investor sentiment about the Corporation’s executive compensation philosophy. An advisory vote every three years will be the most effective timeframe for us to respond to shareholders’ feedback and provide us with sufficient time to engage with shareholders to understand and respond to the vote results.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year or abstaining when you vote in response to the following resolution:

RESOLVED, that the option of once every three years, two years or one year that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which First Farmers and Merchants Corporation is to hold a shareholder vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.

Required Vote

If a quorum is present, the frequency of the advisory vote on compensation of the Named Executive Officers that receives the greatest number of votes cast by shareholders — every three years, two years or one year — will be the frequency approved by shareholders.

Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee, override any decision made by the Board of Directors or the Compensation Committee or create any additional fiduciary duty of the Board of Directors or the Compensation Committee. The Compensation Committee may, however, take into account the outcome of the vote when considering the frequency of the advisory vote on executive compensation.

The Board of Directors recommends a vote for a frequency of

every “THREE YEARS” for future advisory votes on

the compensation of the Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of January 1, 2011, with respect to the beneficial ownership of the Corporation’s Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the Corporation’s Common Stock, (ii) each director and nominee, (iii) each of the Named Executive Officers and (iv) all of the Corporation’s directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
FAMCO (2)	595,656	10.816%
Thomas Napier Gordon (3)	136,648	2.481%
T. Randy Stevens (4)	75,000	1.362%
H. Terry Cook, Jr. (5)	49,512	*
Patrick J. Riley, New Director Nominee (6)	37,029	*
James L. Bailey, Jr.	17,088	*
John P. Tomlinson, III (7)	15,966	*
Dan C. Wheeler (8)	15,668	*
N. Houston Parks	14,144	*
Timothy E. Pettus (9)	12,767	*
Matthew M. Scoggins (10)	7,574	*
Joseph W. Remke,III(11)	7,160	*
David S. Williams (12)	7,000	*
William R. Walter	5,428	*
Kenneth A. Ambercrombie	5,000	*
M. Darlene Baxter	2,500	*
Jonathan M. Edwards (13)	1,600	*
Dr. O. Rebecca Hawkins (14)	1,300	*
Dalton M. Mounger(15)	500	*
Patricia P. Bearden (16)	429	*
W. Lacy Upchurch	400	*
Directors and Executive Officers as a Group (20)	412,713	7.494%

*                                         Less than 1%

(1)                                 Unless otherwise indicated, all shares are owned of record.

(2)                                 The Bank’s address is 816 South Garden Street, Columbia, Tennessee 38401.  These shares of Common Stock are held in a fiduciary capacity by the Bank’s Trust and Financial Department (“FAMCO”) as trustee, agent or otherwise. Except for those shares held in the Bank’s Profit Sharing Plan, the beneficial holders have the right to vote 100% of these shares. The shares voted by the Bank’s Profit Sharing Benefit Committee on behalf of the beneficial holders under the Profit Sharing Plan will be voted in a manner consistent with the best interests of the beneficiaries as determined by the committee in its fiduciary capacity.

(3)                                 Includes 18,120 shares held by Thomas Napier Gordon, Jr., Mr. Gordon’s minor son, 18,120 shares held by Edward Bradshaw Gordon, Mr. Gordon’s minor son and 800 shares held by Teri Hasenour Gordon, Mr. Gordon’s wife.

(4)                                 Includes 2,000 shares held by Leesa M. Stevens, Mr. Stevens’ wife, 36,000 shares held by Leesa M. Stevens Family Partnership, L.P., a limited partnership of which Mr. Stevens is a limited partner, and 35,800 shares held by Thomas Randall Stevens Family Partnership, L.P., a limited partnership of which Mr. Stevens is a limited partner.

(5)                                 Includes 16,308 shares held by Griffitha G. Cook, Mr. Cook’s wife, 5,650 shares held by Cook Properties, Inc., of which Mr. Cook is president, and 500 shares held by FAMCO-IRA H. Terry Cook.

(6)                                 Includes 5,400 shares held by Mary Carol Wheeler, Mr. Wheeler’s wife.

(7)                                 Includes 14,144 shares held by FAMCO in custody for N. Houston Parks and his wife, Suzanne C. Parks.

(8)                                 Includes 100 shares held by Teresa J. Beck, Mr. Tomlinson’s wife, and 2,000 shares held by FAMCO — IRA John P. Tomlinson.

(9)                                 Includes 1,500 shares held jointly by Timothy E. Pettus and Ellen Pettus, Mr. Pettus’ mother, and 5,347 shares held by FAMCO — IRA Timothy E. Pettus.

(10)                           Includes 1,274 shares held by FAMCO — IRA Matthew M. Scoggins, Jr. and 869 shares held by FAMCO — IRA Mary P. Scoggins, in custody of Mr. Scoggins’ wife.

(11)                           Includes 4,100 shares held by FAMCO — IRA Dr. Joseph W. Remke, III.

(12)                           Includes 2,200 shares held by David S. Williams in a brokered account.

(13)                           Includes 800 shares held by Cynthia Leigh Edwards, Mr. Edward’s wife.

(14)                           Not eligible to stand for re-election because of age requirement in Board’s qualification standards.

(15)                           Includes 500 shares held by Dalton M. Mounger Retirement Plan.

(16)                           Includes 119 shares held by FAMCO — Roth IRA Patricia P. Bearden.

EXECUTIVE OFFICERS

The biographical information of the executive officers of the Corporation and the Bank, as of March 1,2011, is presented below.  None of these executive officers has a family relationship with any officer or employee of the Corporation or the Bank. The biographies of Messrs. Pettus and Stevens are provided in the section above entitled “PROPOSAL 1: ELECTION OF DIRECTORS.”

John P. Tomlinson, III, age 60, is Chief Administrative Officer of the Bank.  He has been employed by the Bank since 1973 and was promoted to Commercial Bank Officer in 1974.  He was appointed Assistant Vice President of the Bank in 1976 and promoted to Vice President in 1979.  Mr. Tomlinson was appointed Manager of Mortgage Lending in 1986 and promoted to Senior Vice President in 1990.  He was appointed Executive Vice President of the Bank in 1995 and elected Secretary of the Corporation in April 1996.  He was appointed Vice President of the Corporation in December 1996 and Senior Executive Vice President of the Bank in 1998.  Mr. Tomlinson was appointed Senior Executive Vice President of the Corporation in 1999.  He was appointed Chief Operating Officer in June 2002 and Regional President of the Bank in 2003.  He served as President of the Corporation and the Bank from April 2005 to January 2007.  In January 2007, he was named Chief Administrative Officer of the Bank.  Mr. Tomlinson served as a director of the Corporation and the Bank from 2000 to 2008.

N. Houston Parks, age 61, is General Counsel of the Bank.  He has been employed by the Bank since July 1997 and began as Senior Vice President and Senior Trust Officer.  He was appointed Executive Vice President and Senior Trust Officer in 2002.  He was promoted to Vice Chairman and Chief Operating Officer of the Bank in 2005 and was appointed Treasurer of the Corporation in April 2005.  Mr. Parks was appointed General Counsel of the Bank in 2009.

Patricia P. Bearden, age 48, is Treasurer of the Corporation and Chief Financial Officer of the Bank.  She has been employed by the Bank since 1998 and was promoted to Trust Officer in 2000.  She was promoted to Vice President and Trust Officer in 2003.  Ms. Bearden was appointed Chief Financial Officer of the Bank in 2005 and was appointed Assistant Treasurer of the Corporation in April 2005.  In 2010, Ms. Bearden was appointed Treasurer of the Corporation.

Martha M. McKennon, age 66, is Secretary of the Corporation and Secretary, Vice President and Executive Assistant of the Bank.  She has been employed by the Bank since 1974 and was promoted to Customer Service Representative in 1980.  She was appointed Executive Assistant of the Bank in 1984 and Assistant Vice President, Executive Assistant in 1991.  Ms. McKennon was appointed Assistant Secretary of the Corporation in December 1996 and appointed Vice President/Executive Assistant of the Bank in 1997.  She was appointed Secretary of the Corporation in 1999 and Secretary to the Board of Directors of the Corporation and the Bank in 2000.

CORPORATE GOVERNANCE

Director Qualifications

The Board of Directors has not established formal qualification guidelines for its members.  The Board considers only potential nominees who have several years of relevant business experience. Non-management director nominees generally need to be independent, as defined by the listing standards of the New York Stock Exchange. Any nominee must be willing to serve for the nominal director’s compensation paid by the Corporation.  In addition, the Board of Directors evaluates nominees with the goal of maintaining a diversity of background and experience that complements the other directors.

Any shareholder, by written notice submitted to the Corporate Secretary, can nominate candidates for election to the Board of Directors of the Corporation.  The written notice should be provided in accordance with the process contained in the Bylaws as more fully described in the “GENERAL

INFORMATION — Items of Business for 2012 Annual Meeting of Shareholders” section of this Proxy Statement.  Candidates nominated by shareholders are evaluated in the same manner as the candidates nominated by the Board of Directors.

Director Independence

The Board has determined that 14 of its 16 existing directors are independent in accordance with the listing standards of the New York Stock Exchange. The two individuals who are not independent, Messrs. Stevens and Pettus, are both executive officers of the Corporation. In addition, the Board of Directors has determined that the new director nominee, Mr. Riley, is independent in accordance with the listing standards of the New York Stock Exchange.

During 2010, there were no relationships or transactions that the Board of Directors discussed in making its independence determinations with respect to each director identified as independent and no relationships or transactions precluded any such directors from being independent. The Corporation is not aware of any family relationships among any of its directors and executive officers.

Board Leadership Structure and Role in Risk Oversight and Management

Mr. Stevens has served as both the Chairman of the Board of Directors and the Chief Executive Officer of the Corporation since 2005.  The Board believes that a unified chairman and chief executive officer position has provided clarity of leadership and operating efficiencies.  Additionally, Mr. Stevens’ management experience and close relationship with the other officers of the Corporation improves the Board’s effectiveness in its role of monitoring the management of the Corporation.  The Board does not have a lead independent director.  The Board is actively involved in oversight of risks that could affect the Corporation.  Although the full Board has retained responsibility for general oversight of risks, this oversight is conducted primarily through committees of the Board, as disclosed in the description of each of the committees below and in the charters of each of the committees.  The Board receives full reports by each committee chair regarding the committee’s considerations and actions, as well as regular reports directly from officers responsible for oversight of particular risks within the Corporation.

Committees of the Board of Directors

The Board of Directors conducts its business through its own meetings and through committees of the Bank’s Board of Directors, which are described below.  There are no standing committees of the Board of Directors of the Corporation because the principal business of the consolidated company is conducted by the Bank rather than the Corporation, which is a bank holding company.  The Board of Directors of the Bank is identical to the Board of Directors of the Corporation.

The Corporation does not have a standing nominating committee.  The entire Board of Directors of the Corporation fulfills the role of a nominating committee.  Factors such as the Corporation’s size and the nature of its business, the consistently high rate of participation in meetings by each director, the fact that over half of the Corporation’s directors are independent (as defined by the listing standards of the New York Stock Exchange) and are individuals who come from diverse backgrounds, and the infrequent historical turnover in the membership of the Board of Directors contribute to the belief of the Board of Directors that a separate, independent nominating committee is not necessary. The entire Board of Directors serving as a nominating committee currently does not have a charter and, as noted above, not all of the directors are independent, as defined by the listing standards of the New York Stock Exchange.  Furthermore, the Board of Directors has not specifically adopted a policy regarding the consideration of shareholder nominees for directors, but its general policy is to welcome and consider any recommendations for future nominees.  The Board of Directors will consider for nomination as director of the Corporation any director candidate recommended or nominated by shareholders in accordance with the process outlined under the section below entitled “GENERAL INFORMATION — Items of Business for 2012 Annual Meeting of Shareholders.”

The Bank’s Board of Directors has six standing committees:

•                  Audit/Compliance/CRA Committee;

•                  Compensation Committee;

•                  Executive Committee;

•                  Oversight Committee; and

•                  Trust Committee;

The following table sets forth the current members of the committees of the Board of Directors of the Bank:

Name	Audit	Compensation	Executive	Oversight	Trust
Kenneth A. Abercrombie		X	X	X
James L. Bailey, Jr.	X		X
M. Darlene Baxter		X
H. Terry Cook, Jr.(1)		Chair	X	Chair	X
Jonathan M. Edwards	X
Thomas Napier Gordon		X			X
Dr. O. Rebecca Hawkins(2)	X			X
Dalton M. Mounger			X
N. Houston Parks(3)					Chair
Timothy E. Pettus			X
Dr. Joseph W. Remke, III	X
Matthew M. Scoggins, Jr.(4)	X
T. Randy Stevens		X	Chair	X	X
W. Lacy Upchurch					X
William R. Walter		X	X		X
Dan C. Wheeler	Chair	X		X
Dr. David S. Williams	X

(1)                                 Because Mr. Cook has reached retirement age, he will not stand for re-election at the Annual Meeting. The Compensation Committee has determined that Mr. Abercrombie will be the Chair of the Compensation Committee, if he is elected as a director at the Annual Meeting. The Oversight Committee has determined that Mr. Stevens will be the Chair of the Oversight Committee, if he is elected as a director at the Annual Meeting.

(2)                                  Because Dr. Hawkins has reached retirement age, she will not stand for re-election at the Annual Meeting.

(3)                                  Non-director member of Trust Committee.

(4)                                  Audit Committee financial expert.

Audit/Compliance/CRA Committee	Number of 2010 meetings: 9

The Bank has a separately designated standing Audit/Compliance/CRA Committee (the “Audit Committee”).  This committee provides assistance to the Bank’s Board of Directors in fulfilling its responsibilities related to internal control monitoring, accounting procedures, reporting practices, regulatory compliance and quality and integrity of the financial reports of the Bank. The charter of the Audit Committee was attached as an appendix to the Corporation’s proxy statement for the 2010 annual meeting. The Audit Committee is composed solely of directors who are independent of the management of the Bank, based on the listing standards of the New York Stock Exchange, and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member.

The Audit Committee’s primary responsibilities fall into three broad categories:

•                  Monitoring the preparation of quarterly and annual financial reports prepared by the management of the Corporation and the Bank, which includes discussing draft financial statements and accounting and reporting matters with management and the Corporation’s independent registered public accounting firm.

•                  Responsibility for matters concerning the relationship between the Corporation and the Bank and the Corporation’s independent auditors.  This relationship includes:

•                  recommending the appointment or removal of the Corporation’s independent auditors;

•                  reviewing the scope of their audit services and related fees, as well as any other services being provided; and

•                  determining whether the Corporation’s auditors are independent.

•                  Overseeing management’s implementation of effective systems of internal controls, including the review of the activities and recommendations of the Bank’s internal auditing program.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the committee’s charter.

Compensation Committee	Number of 2010 meetings: 6

The Compensation Committee’s primary duties and responsibilities include establishing and monitoring compensation and benefit plan policies of the Bank and making recommendations regarding compensation and benefits for the officers of the Bank. The Compensation Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and has the authority to retain such outside counsel, experts, and other advisors as it deems appropriate to assist it in the conduct of any such investigation.  This committee recommends to the Board of Directors of the Corporation and the Bankfees for board and committee meetings. The Compensation Committee reviews, evaluates and recommends to the Board of Directors of the Bank the officers’ compensation program and deferred profit-sharing contributions for all eligible employees.

Executive Committee	Number of 2010 meetings: 39

The Executive Committee reviews and recommends to the Bank’s Board of Directors for its approval selected actions with regard to the general direction and conduct of the Corporation and the Bank.  This committee acts on loan applications and reviews overdrafts, cash items, loans, lines of credit and loan reviews in accordance with the Bank’s policies that have been approved by the Board of Directors.

Oversight Committee	Number of 2010 meetings: 2

The Oversight Committee ensures prompt action by the Bank in response to recommendations from, and reviews the results of examinations performed by, the Bank’s regulatory agencies. It also reviews management’s response to reports of examination and periodically monitors the action taken by management in response to examination findings.

Trust Committee	Number of 2010 meetings: 12

The Trust Committee supervises the operations of the Trust and Financial Management Department of the Bank to ensure proper exercise of the fiduciary powers of the Bank.

Directors’ Attendance at Meetings

The Board of Directors of the Corporation met five times during 2010.  Each member of the Board of Directors of the Bank and the Corporation attended at least 75% of the aggregate meetings of the Board of Directors and committees of which he or she was a member.

The Corporation does not have a policy regarding director attendance at annual meetings of shareholders because of the willingness of each director to be present at all annual meetings and the historical attendance of each director.  All directors attended the 2010 annual meeting of shareholders.

Shareholder Communication with the Board of Directors

The Board of Directors of the Corporation has adopted a process to facilitate written communications by shareholders or other interested parties to the Board of Directors.  Persons wishing to write to the Board of Directors of the Corporation or a specified director or committee of the Bank Board of Directors should send correspondence to the Corporate Secretary at First Farmers and Merchants Corporation, P.O. Box 1148, Columbia, Tennessee, 38402-1148.

All communications properly received from shareholders or other interested parties will be forwarded to the members of the Board of Directors, or to a specific director or committee if so designated by such person. Any shareholder who wishes to communicate with a specific Board member should send instructions asking that the material be forwarded to the director. Solicitations, junk mail and frivolous communications will not be forwarded but will be made available to any director who wishes to review them.

Code of Ethics

The Board of Directors of the Corporation has not adopted a Code of Ethics, as defined by the rules and regulations of the SEC, because the principal business of the consolidated company is conducted by the Bank rather than the Corporation, which is a bank holding company.  The Board of Directors of the Bank, however, has adopted a Code of Ethics for all employees of the Bank.  A copy of this Code of Ethics can be obtained without charge by a written request to Human Resources Director, First Farmers and Merchants Bank, P.O. Box 1148, Columbia, Tennessee, 38402-1148.

COMPENSATION DISCUSSION AND ANALYSIS

The executive officers of the Corporation do not receive compensation for service as executive officers of the Corporation but instead receive compensation from the Bank for service as executive officers of the Bank.  The Compensation Committee of the Bank designs and implements compensation programs to attract, retain and motivate officers, employees and directors by offering attractive and competitive compensation elements and amounts.  These goals are balanced against the need to control expenses for the benefit of the shareholders of the Corporation. The compensation programs are designed to reward production and foster loyalty to the Bank and the Corporation.  To be competitive, the Bank seeks to provide salaries and benefits comparable to the median of those provided by other banking companies of similar asset size in the Bank’s peer group.  The Bank strives to be competitive using peer benchmark analysis of current market levels of compensation. The Compensation Committee believes that, in large part because of the Bank’s compensation system, it has been able to assemble a team of effective and productive officers and employees.

General Compensation Philosophy

Decisions with respect to the compensation of the Bank’s executive officers, including the Named Executive Officers, are made by the Compensation Committee.  The Compensation Committee believes that the actions of each executive officer have the potential to impact the short-term and long-term profitability of the Corporation and the Bank.  Consequently, the Compensation Committee places considerable importance on its task of designing and administering an executive compensation program.

The Bank has an executive compensation program that considers factors such as shareholder value and the overall performance of the Corporation and the Bank, as further described below under “Cash Bonus Plan.”  The main components of the executive compensation program are base salary, cash bonus plan, employee benefits and perquisites. The Corporation and the Bank currently do not have an equity incentive compensation program. The Compensation Committee believes that an equity incentive program is not currently in the best interest of the Corporation or the Bank.

In determining the aggregate amount of base salary and cash bonus for the Named Executive Officers, the Compensation Committee considers compensation levels for the chief executive officer, the chief financial officer and other executive officer positions of peer financial institutions as published in annual compensation and benefits surveys conducted by the Tennessee Bankers Association. These surveys do not identify the specific banks or bank holding companies that participated in the survey, but do provide data for the participating institutions grouped according to asset size and geographic region.  In its review of the aggregate amount of base salary and incentive bonus for the Named Executive Officers for 2010, the Compensation Committee primarily focused on data in these surveys for financial institutions with an asset size of $500 million to $1 billion. The aggregate base salaries of $977.8 million of the Named Executive Officers in 2010 generally was within the range of the median compensation levels of the peer group.

Components of Compensation

Base Salary

Base salary represents a fixed labor cost and is designed so that the executive officers receive acceptable salaries, helping the Bank keep talent needed to meet the challenges in the financial service industry.  Many factors are included in determining base salaries such as job responsibilities, the scope of the position, length of service with the Bank, individual performance and compensation for similar positions in the Bank’s peer group.  All base salaries are reviewed annually.  In August 2007, the Bank adopted a new salary administration program for determining base salary.  In this system, all positions are assigned a position level and each position level has a salary range that is defined by a minimum, mid-

point and maximum salary. The minimum of each salary range is typically 75% of the mid-point of the applicable salary range and the maximum of each salary range is typically 125% of the mid-point. The Bank hired Koker Goodwin and Associates (now HRN Management Group) in 2007 to produce the salary ranges for each position level and the Compensation Committee plans to update the ranges annually in October of each year with respect to the following year based on several salary surveys.  The salary ranges are adjusted for the Bank according to its asset size and geographic location. The salary ranges have been and will be used only as a guide for setting base salaries and will not reflect any incentive pay, benefits or other executive perquisites. All base salaries can be expressed as a percentage of the mid-point of the salary range applicable to each position level (the “Compa-Ratio”). In 2010, each of the Named Executive Officers received a base salary increase compared to 2009 base salary as follows, based on a combination of the above-mentioned factors:

Name	Salary Increase
T. Randy Stevens*	—%
Patricia P. Bearden	4.17%
Timothy E. Pettus*	—%
John P. Tomlinson, III	2.38%
N. Houston Parks	1.18%

*                                         Although the Compensation Committee determined that Messrs. Stevens and Pettus were eligible and deserving of an increase in base salary for 2010, Messrs. Stevens and Pettus both declined any increase in base salary.

For 2011, the base salary of each of the Named Executive Officers had the following Compa-Ratio:

Name	Compa-Ratio
T. Randy Stevens	99.9%
Patricia P. Bearden	89.8%
Timothy E. Pettus	104.6%
John P. Tomlinson, III	106.1%
N. Houston Parks	106.1%

The Compensation Committee has set the base salary for each of the Named Executive Officers for 2011 as follows:

Name	2011 Base Salary	Increase from 2010
T. Randy Stevens	$300,697	4.11%
Patricia P. Bearden	130,000	4.00%
Timothy E. Pettus	230,000	4.55%
John P. Tomlinson, III	176,000	2.33%
N. Houston Parks	176,000	2.33%

Cash Bonus Plan

The second component in the executive compensation program is a cash bonus plan.  The cash bonus plan is used as a short-term incentive to drive achievement of annual Bank performance goals.  This plan determines the bonuses for all eligible employees including officers as a percentage of their salary and is based on an evaluation of each executive’s performance as well as the Bank’s performance in various categories, including the following that were used in 2010:

•                  Return on assets;

•                  Delinquencies and non-accruals;

•                  Gross loan growth;

•                  Net deposit growth; and

•                  Net income.

The cash bonus plan is used as a short-term incentive to drive achievement of annual Bank performance goals.  During 2010, the Compensation Committee established performance goals under the cash bonus plan.  The maximum performance goal multiplier under each performance goal was 20%.  The sum of the performance goal multipliers (which equals 100% if the maximum target level for each performance goal is achieved) was 24% for 2010.  Performance goal multipliers ranging from 4% to 20% were assigned to varying target levels for each performance goal as follows (dollars in millions):

	Performance Goal Multiplier Based on 2010 Target Levels					2010 Actual
Performance Goal	4%*	8%	12%	16%	20%	Performance
Return on assets	> 1.00%	> 1.05%	> 1.08%	> 1.10%	> 1.15%	0.75%
Delinquencies and non-accruals	< 1.90%	< 1.80%	< 1.70%	< 1.60%	< 1.50%	1.83%
Gross loan growth	> 1.00%	> 2.00%	> 3.00%	> 4.00%	> 5.00%	-2.80%
Net deposit growth	> 1.00%	> 2.00%	> 3.00%	> 4.00%	> 5.00%	4.2%
Net income	> $8.00	> $8.30	> $8.60	> $8.90	> $9.10	$7.20

*                                         If the minimum target level was not achieved for a performance goal, then 0% was allocated to that performance goal multiplier.

The Compensation Committee also established maximum bonus percentages based on the position of each Named Executive Officer in accordance with four different levels, which maximum bonus percentage was higher for positions with more responsibility: Chief Executive Officer (70%); President (50%); Senior Executive (35%); and Chief Financial Officer (25%). The sum of the performance goal multipliers (24% for 2010) was multiplied by the maximum bonus percentage resulting in the aggregate bonus multiplier. The aggregate bonus multiplier was then multiplied by the respective base salary for each Named Executive Officer and the product was the Named Executive Officer’s bonus for 2010.

The following bonuses were paid to the Named Executive Officers based on achievement of the performance goals for 2010:

Name	Bonus	Actual Bonus as Percentage of Base Salary	Maximum Potential Bonus as Percentage of Base Salary
T. Randy Stevens	$48,521	16.8%	70%
Patricia P. Bearden	7,500	6.0%	25%
Timothy E. Pettus	26,400	12.0%	50%
John P. Tomlinson, III	14,448	8.4%	35%
N. Houston Parks	14,448	8.4%	35%

All of these bonuses were in the same range asthe bonus levels of the Bank’s peer group for executives with similar positions.

Employee Benefits

The Bank provides the following benefits for all employees of the Bank, including the Named Executive Officers:

•                  In 1996, the Bank established an officer group term replacement/split-dollar plan to provide life insurance benefits that continue after retirement.  A single premium universal life insurance policy was purchased to fund the plan and a split-dollar agreement was made with an irrevocable trust that specified the portion of the insurance proceeds that would become part of the trust. For additional information, see the section below entitled “Split-Dollar Arrangements and Deferred Compensation Agreements.”

•                  The Bank offers health insurance, life insurance and disability insurance at a minimal cost to full-time employees and makes available health insurance for each employee’s family, the premiums for which are shared by the employee and the Bank.  Each employee receives personal copies of these insurance plans detailing the coverage provided.  Any eligible employee who becomes disabled can continue coverage under the Bank’s health insurance and life insurance plans.  The disabled employee must pay the same premiums as employees who have the same coverage and who are actively at work.  This coverage will continue to be provided by the Bank for the entire period of time that the employee is eligible and receives compensation under the Bank’s group long-term disability insurance policy.

•                  The Bank has adopted the Deferred Profit Sharing Plan, which is a tax-qualified profit sharing retirement plan that has been approved by the Internal Revenue Service. All employees of the Bank are eligible to participate who are at least 20 years old and who have completed one year of service with the Bank. An individual account is maintained for participants to record contributions by the Bank on their behalf and adjustments for gains and losses on investments. Participant accounts are subject to forfeiture upon termination of employment prior to vesting. Accounts become vested over a period of six years, with 25% vested after two years of service, an additional 15% after the third year of service and 20% each year thereafter until the benefit is 100% vested at the end of sixth year. The Bank’s contribution to the plan is determined by the annual performance of the Bank and is subject to annual approval by the Board of Directors of the Bank. Contributions are allocated to participant accounts pro rata to their compensation each year. The aggregate amount the Bank contributed to the Deferred Profit Sharing Plan for the 296 participants during 2010 was $763,779.

•                  The Bank provides dental insurance coverage for all eligible employees and makes dental insurance available for eligible dependents at the employee’s expense.

•                  The Bank pays for one physical examination each year for all officers of the Bank, including the Named Executive Officers.  The Bank pays for flu immunizations annually for all officers and employees.  Payment is made upon the presentation of an itemized statement from the physician providing the services.

•                  The Bank provides long-term disability insurance to eligible employees at no cost to the employee.

•                  The Bank offers a “Cafeteria” Plan under Internal Revenue Code Section 125 that gives employees the opportunity to pay for certain benefits on a pre-tax basis rather than on an after-tax basis.  Expenses that are eligible for the Section 125 Plan include certain insurance premiums, certain out-of-pocket medical expenses and dependent care expenses.  Money spent for these items included in the Section 125 Plan is not subject to Social Security or federal income taxes.

Perquisites

In addition to salaries, bonus opportunities and employee benefits, the Bank provides to certain executive officers, including four of the Named Executive Officers, certain perquisites so that the Bank remains competitive in its ability to hire and retain talented employees. These perquisites include the use of a company vehicle or a vehicle allowance, certain club memberships and the payment of dues for those clubs. The Bank currently provides these perquisites to all of the Named Executive Officers except Ms. Bearden. The Bank’s policy for providing perquisites is based on the number of years of experience within the banking industry and the executive’s position with the Bank. The Compensation Committee periodically reviews perquisites that are made available to the executive offers, including the Chief Executive Officer, to ensure that they are in line with market practice.

Split-Dollar Arrangements and Deferred Compensation Agreements

The Bank provides certain split-dollar insurance and/or deferred compensation agreements to fund death benefits (the “Plan”) for directors and certain officers of the Bank in order to encourage their continued employment and service with the Bank and to reward them for their past service and contribution.

The Bank has entered into separate agreements with each of its directors and the Named Executive Officers relating to the Plan. For the directors, each participant is entitled to designate a beneficiary to receive an amount of death benefits equal to a specified amount or the net-at-risk insurance portion of the proceeds (defined as total proceeds minus the cash surrender value of the policy). For the Named Executive Officers, each participant is entitled to designate a beneficiary to receive an amount of death benefits equal to the lesser of two and one-half times the participant’s base annual salary at the effective date of the Plan or the net-at-risk insurance portion of the proceeds. A director or Named Executive Officer shall forfeit his or her right to the benefits provided by this Plan if he or she is terminated for cause, removed under certain other circumstances or violates the non-compete or confidentiality restrictive covenants contained in his or her agreement with the Bank. The non-compete provisions generally provide that the Plan participant may not, without the prior written consent of the Corporation, directly or indirectly (i) become employed by, participate in or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or similar financial institution if the participant’s responsibilities will include providing banking or other financial services within a 25-mile radius of any office maintained by the Corporation as of the date of termination of service, (ii) participate in any way in hiring or otherwise engaging, or assisting any other person in hiring or otherwise engaging, any individual who was employed by the Corporation as of the date of termination of service, (iii) assist, advise or serve in any capacity any third party in any action against or transaction involving the Corporation, or (iv) sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for any orders, contract or accounts for services of a kind or nature like or substantially similarly to those sold by the Corporation to or from any person from whom the participant or the Corporation, to the knowledge of the participant, provided banking or other financial services or such other services during the three-year period immediately prior to the termination of the participant’s service.

Because Messrs. Pettus and Stevens are directors and Mr. Tomlinson is a former director, each of them also has Director Deferred Compensation Agreements. For a description of these agreements, see the section below entitled “COMPENSATION OF DIRECTORS — Deferred Compensation Agreements and Split-Dollar Arrangements.”

Group Term Carve-Out Plans

The Bank owns certain life insurance polices on the lives of participating executive officers and pays the premiums on these policies. Under the Bank’s Group Term Carve-Out Plans, the Bank has agreed to pay certain death proceeds under these life insurance policies to a beneficiary designated by each participating executive. In general, if a participant dies while employed by the Bank, the participant’s beneficiary will be entitled to a benefit equal to two and one-half times the deceased participant’s base annual salary at the effective date of the plan. All of the Named Executive Officers participate in the Bank’s 2002 Group Term Carve-Out Plan except Ms. Bearden, who participates in the Bank’s 2007 Group Term Carve-Out Plan. The Named Executive Officers’ beneficiaries are entitled to the following respective benefits under the Group Term Carve-Out Plans:

Name	Benefit Under Group Term Carve-Out Plan
T. Randy Stevens	$450,000
Patricia P. Bearden	262,500
Timothy E. Pettus	250,000
John P. Tomlinson, III	325,000
N. Houston Parks	250,000

Risk Management Considerations

The Compensation Committee believes that the Bank’s performance-based cash bonus program creates incentives to create long-term shareholder value. Several elements of the program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•                  Rather than determining cash bonus awards based on a single metric, the Compensation Committee applies a structured, principled framework that considers a balanced set of financial performance metrics that collectively best indicate successful management; and

•                  The performance metrics used to determine the amount of an executive’s bonus are metrics that the Compensation Committee believes drive long-term shareholder value. Moreover, the Compensation Committee attempts to set goals for these metrics that encourage success without encouraging excessive risk taking to achieve short-term results.

In addition, under the Sarbanes-Oxley Act of 2002, if the Corporation is required to restate its financial results as a result of material noncompliance with financial reporting requirements under the securities laws as a result of misconduct, the chief executive officer and the chief financial officer must generally repay any bonus or other incentive-based compensation (including profits realized from the sale of Common Stock) received during the 12-month period following the filing of the erroneous financial results.

The Bank generally uses the same performance metrics for its cash bonus programs for the Named Executive Officers, other executive officers and non-executive employees.

Management and the Compensation Committee periodically evaluate the risks involved with all compensation programs and do not believe that any of the Bank’s compensation programs create risks that are reasonably likely to pose a material adverse impact to the Corporation.

Named Executive Officer Compensation

The executive compensation program described above is applied in setting the Named Executive Officer’s compensation. The Compensation Committee reviews the executive compensation program in relation to the performance of the Corporation’s net income.  Mr. Stevens participates in the same executive compensation program available to the other Named Executive Officers.  Although Mr. Stevens is a member of the Compensation Committee, he does not participate in discussions regarding his compensation as the Chief Executive Officer of the Bank.  None of the Named Executive Officers have employment, severance or change-of-control agreements.  The Named Executive Officers serve at the will of the Board of Directors, which enables the Bank to terminate their employment with discretion as to the terms of any severance arrangement.  This is consistent with the Bank’s performance-based philosophy.

Conclusion

The Compensation Committee believes that this mix of market-based salaries, cash bonuses, employee benefits and perquisites represents a balance that will motivate the management team to continue to produce strong returns.  The Compensation Committee further believes this program strikes an appropriate balance with the interests and needs of the Corporation and the Bank in operating a financial service business.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Bank has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management.  Based on our review and discussions, the Compensation Committee recommended to the Board of Directors of the Bank, who recommended to the Board of Directors of the Corporation, that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee of the Bank’s Board of Directors:

H. Terry Cook, Jr., Chairman
Kenneth A. Abercrombie
M. Darlene Baxter
Thomas N. Gordon
T. Randy Stevens
William R. Walter

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate remuneration accrued or paid by the Bank during the three fiscal years ended December 31, 2010 to the Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total Compensation
T. Randy Stevens,	2010	$288,818	$51,589	$—	$—	$—	$—	$114,952	$455,359
Chairman of the Board,	2009	288,818	193,557	—	—	—	—	114,384	596,759
Chief Executive Officer of the	2008	268,668	134,401	—	—	—	—	176,885	579,954
Corporation and the Bank

Patricia P. Bearden	2010	125,000	7,500	—	—	—	—	16,007	148,507
Treasurer of the	2009	120,000	13,200	—	—	—	—	18,693	151,893
Corporation and Chief	2008	112,000	20,160	—	—	—	—	21,584	153,744
Financial Officer of the Bank

Timothy E. Pettus	2010	220,000	26,400	—	—	—	—	63,099	309,499
President of the Corporation	2009	220,000	48,400	—	—	—	—	59,720	328,120
and the Bank	2008	200,000	72,000	—	—	—	—	55,243	327,243

John P. Tomlinson, III	2010	172,000	14,448	—	—	—	—	32,948	219,396
Chief Administrative Officer	2009	168,000	25,872	—	—	—	—	41,017	234,889
of the Bank	2008	163,000	41,076	—	—	—	—	44,457	248,533

N. Houston Parks	2010	172,000	14,448	—	—	—	—	30,732	217,180
General Counsel of the	2009	170,000	26,180	—	—	—	—	37,295	233,475
Corporation and the Bank	2008	165,000	41,580	—	—	—	—	40,945	247,525

(1)                                  All other compensation for 2010 includes the following amounts:

Name	Fees for Services as Directors(a)	Contributions to Deferred Profit Sharing Plan	Imputed Income on Group Carve-Out Plan	Personal Use of Company Automobile	Club Membership and Dues	Physical Exams	Total
T. Randy Stevens,	$85,143	$17,150	$1,514	$3,371	$4,583	$3,191	$114,952
Patricia P. Bearden	5,300	8,750	520	—	425	1,013	16,007
Timothy E. Pettus	35,018	15,400	404	155	9,810	2,313	63,099
John P. Tomlinson, III	11,042	12,040	976	8,400	140	350	32,948
N. Houston Parks	5,875	12,040	1,120	8,400	3,131	166	30,732

(a)                              Fees for service by Named Executive Officers on the Board of Directors of the Corporation and the Bank and certain committees of the Board of Directors of the Bank during the year ended December 31, 2010 are reflected in the following table:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings*	All Other Compensation	Total
T. Randy Stevens,	$40,776	$—	$—	$—	$44,367	$—	$85,143
Patricia P. Bearden**	5,300	—	—	—	—	—	5,300
Timothy E. Pettus	30,775	—	—	—	4,243	—	35,018
John P. Tomlinson, III	—	—	—	—	11,042	—	11,042
N. Houston Parks**	5,875	—	—	—	—	—	5,875

*                                         Represents interest earned on deferred compensation accounts and/or earnings on compensation that is deferred on a basis that is not tax-qualified.

**                                  Ms. Bearden and Mr. Parks were not directors but received fees for attending board meetings.

Potential Payments Upon Termination or Change-in-Control

The Bank has entered into certain agreements and maintains certain plans that will require it to provide compensation to Named Executive Officers in the event of death. The amount of compensation payable to each Named Executive Officer as beneficiary if each corresponding executive on December 31, 2010 is listed in the tables below.

Mr. Stevens

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$—	$—	$—	$—	$1,306,495	(1)
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

Ms. Bearden

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$—	$—	$—	$—	$262,500	(2)
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

Mr. Pettus

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$—	$—	$—	$—	$1,162,000	(1)
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

Mr. Tomlinson

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$—	$—	$—	$—	$1,309,208	(3)
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

Mr. Parks

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$—	$—	$—	$—	$250,000	(4)
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

(1)                                The amounts shown reflect a payment to the Named Executive Officer’s beneficiary equal to the sum of (i) an amount equal to the lesser of two and one-half times the Named Executive Officer’s base annual salary at the effective date of the arrangement or the net-at-risk insurance portion of the proceeds under a split-dollar arrangement (i.e., total proceeds minus the cash surrender value of the policy), plus (ii) an amount equal to the greater of the Named Executive Officer’s deferral account balance under a Director Deferred Compensation Agreement with the Corporation or a fixed amount based on actuarial calculations, plus (iii) an amount equal to the greater of the Named Executive Officer’s deferral account balance under a Director Deferred Compensation Agreement with the Bank or a fixed amount based on actuarial calculations, plus (iv) an amount equal to two and one-half times the Named Executive Officer’s base salary as set forth in the Bank’s 2002 Group Term Carve-Out Plan.

(2)                                The amount shown reflects a payment to Ms. Bearden’s beneficiary in an amount equal to two and one-half times Ms. Bearden’s base salary as set forth in the Bank’s 2007 Group Term Carve-Out Plan.

(3)                                The amount shown reflects a payment to Mr. Tomlinson’s beneficiary equal to the sum of (i) an amount equal to the greater of Mr. Tomlinson’s deferral account balance under a Director Deferred Compensation Agreement with the Corporation or a fixed amount based on actuarial calculations, plus (ii) an amount equal to the greater of Mr. Tomlinson’s deferral account balance under a Director Deferred Compensation Agreement with the Bank or a fixed amount based on actuarial calculations, plus (iii) an amount equal to two and one-half times Mr. Tomlinson’s base salary as set forth in the Bank’s 2002 Group Term Carve-Out Plan.

(4)                                The amount shown reflects a payment to Mr. Parks’ beneficiary in an amount equal to two and one-half times Mr. Parks’ base salary as set forth in the Bank’s 2002 Group Term Carve-Out Plan.

COMPENSATION OF DIRECTORS

The following table summarizes the compensation of the non-management directors for the Bank and the Corporation during the year ended December 31, 2010.

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
Kenneth Abercrombie	$29,975	$—	$—	$—	$26,100	$—	$56,075
James L. Bailey, Jr.	30,375	—	—	—	34,756	—	65,131
M. Darlene Baxter	15,175	—	—	—	3,190	—	18,365
H. Terry Cook	40,575	—	—	—	46,156	—	86,731
Jonathan M. Edwards	7,600	—	—	—	76	—	7,676
Tom Napier Gordon	22,775	—	—	—	—	—	22,775
Dr. O. Rebecca Hawkins	16,200	—	—	—	14,791	—	30,991
Dalton M. Mounger	18,400	—	—	—	298	—	18,698
Dr. Joseph W. Remke, III	15,975	—	—	—	12,547	—	28,522
Matthew M. Scoggins, Jr.	15,975	—	—	—	—	—	15,975
W. Lacy Upchurch	17,175	—	—	—	3,381	—	20,556
William R. Walter	29,975	—	—	—	12,622	—	42,597
Dan C. Wheeler	19,775	—	—	—	27,162	—	46,937
Dr. David S. Williams	14,600	—	—	—	11,013	—	25,613

(1)           Messrs. Stevens and Pettus receive compensation for serving as members of the Board of Directors of the Corporation and the Bank and certain committees of the Bank Board as described above in the section entitled “EXECUTIVE COMPENSATION — Summary Compensation Table.”

(2)           Represents interest earned on deferred compensation accounts.

During 2010, each director of the Corporation received an annual retainer of $3,000 and was paid a fee of $575 for each Board meeting attended.  Each Bank director received $575 for each Bank Board of Directors meeting attended and each honorary Bank director received $400 for each Bank Board of Directors meeting attended. Each member of the Bank’s Executive Committee received $400 for each meeting attended.  Each committee chair received $575 and each committee member received $400 for attendance at any scheduled or formally called committee meeting of any standing or specially appointed committee.  No payment was received for participation in Board or committee meetings by telephone.  Directors of the Corporation and the Bank may defer fees payable to them under the Corporation’s and Bank’s Directors Deferred Compensation Plans.  During 2010, the Corporation and the Bank together paid total cash directors’ fees of $177,225 and directors’ fees in the amount of $330,850 were deferred.  The method of compensating directors is the same for management and non-management directors.

Deferred Compensation Agreements and Split-Dollar Arrangements

Directors of the Corporation may defer fees payable to them for their service as directors by entering into a Director Deferred Compensation Agreement with the Corporation. Directors of the Bank may defer fees under similar agreements with the Bank. Under these agreements, a director may defer all or some portion of his or her director’s fees. Amounts so deferred are accounted for separately on the books of the Corporation or the Bank, as the case may be, segregated from other assets owned by the applicable entity and subject to the claims of general creditors of the applicable entity. Deferred amounts generally earn interest at The Wall Street Journal’s published prime rate on the last day of the previous calendar year plus 300 basis points. Deferred amounts are generally payable to the director on the first to occur of (i) termination of the director’s Board service for reasons other than death or (ii) termination of the corresponding Director Deferred Compensation Agreement. If, however, the director dies while serving on the Board of Directors, his beneficiary will be paid the greater of the deferred amount or the “projected benefit,” which is a fixed amount based on actuarial calculations.Hardship payments may be made out of the deferred amounts in the sole discretion of the Board of Directors upon request of a director. These agreements may be terminated by the Corporation or the Bank, as the case may be, at any time upon 90 days’ advance written notice to the effected director. In general, the agreements have similar terms but not all of the agreements have identical terms.

For a description of the split-dollar arrangements with the directors, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS — Components of Composition — Split-Dollar Arrangements and Deferred Compensation Agreements.”

Based on the terms of the Director Deferred Compensation Agreements and the Director Split-Dollar Agreements, the directors of the Corporation have the following death benefits:

Name	Benefit Under Split- Dollar Agreement with Bank	Benefit Under Deferred Compensation Agreement with Bank	Benefit Under Deferred Compensation Agreement with Corporation	Total Benefit
Kenneth A. Abercrombie	$100,000	$318,022	$190,212	$608,234
James L. Bailey, Jr.	100,000	559,097	200,632	859,729
M. Darlene Baxter	—	176,500	92,500	269,000
H. Terry Cook, Jr.	100,000	639,173	154,907	894,080
Jonathan M. Edwards	—	668,000	328,000	996,000
Tom Napier Gordon	—	—	—	—
Dr. O. Rebecca Hawkins	100,000	173,381	89,529	362,910
Dalton M. Mounger	—	15,782	2,965	18,747
Timothy E. Pettus	—	750,000	162,000	912,000
Dr. Joseph W. Remke, III	100,000	658,340	376,797	1,135,137
Matthew M. Scoggins, Jr.	—	—	—	—
T. Randy Stevens	100,000	551,192	205,303	856,495
John P. Tomlinson(1)	100,000	555,796	328,412	984,208
W. Lacy Upchurch	—	163,000	85,500	248,500
William R. Walter	100,000	162,061	84,854	346,915
Dan C. Wheeler	100,000	375,317	187,281	662,598
Dr. David S. Williams	100,000	274,621	166,189	540,810

(1)           Mr. Tomlinson is not a director but, as a former director who served from 2000 to 2008, he entered into a Deferred Compensation Agreement with each of the Bank and the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Abercrombie, Baxter, Cook, Gordon, Stevens, Walter, Wheeler and Wright served as members of the Bank’s Compensation Committee throughout 2010.  Mr. Stevens serves as Chairman of the Board of Directors of the Bank and the Corporation and Chief Executive Officer of the Bank and the Corporation. None of the other members of the Compensation Committee, however, have at any time been an officer or employee of the Corporation or the Bank, nor have any of the members had any other relationship requiring disclosure by the Corporation. During 2010, none of the executive officers of the Bank or the Corporation served as a member of another entity’s compensation committee, one of whose executive officers served on the Bank’s Compensation Committee or was a director of the Corporation, and none of the executive officers of the Bank or the Corporation served as a director of another entity, one of whose executive officers served on the Bank’s Compensation Committee. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section below entitled “RELATED PERSON TRANSACTIONS.”

RELATED PERSON TRANSACTIONS

During 2010, the Bank engaged in customary banking transactions and had outstanding loans to certain of the Corporation’s and Bank’s directors, including Messrs. Abercrombie, Gordon and Stevens and members of the immediate families of such directors.  Messrs. Abercrombie and Gordon, their affiliates, families and companies in which they hold 10% or more ownership had outstanding loan balances of $479,064 at December 31, 2010.  These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers, and did not involve more than the normal risk of collectability or present other unfavorable features.

Neither the Corporation nor the Bank has any written policies or procedures for the review, approval or ratification of any related person transaction required to be reported.  Nonetheless, management of the Corporation and the Bank is responsible for reviewing and approving any transaction between the Corporation or the Bank and any director or officer of the Corporation, the Bank or members of their immediate family or entities with which they are affiliated.  In addition, on an annual basis each director and executive officer of the Corporation and the Bank is obligated to complete a “Director and Officer Questionnaire,” which requires the director or executive officer to disclose any related person transactions or business relationships involving the Corporation or its subsidiaries that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. During 2010, there were no transactions with related persons other than the loans described above.

AUDIT COMMITTEE REPORT

In overseeing the preparation of the Corporation’s and the Bank’s financial statements, the Audit Committee met with both management and the Corporation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues.  The Corporation files consolidated financial statements that include the financial condition and results of operation of the Bank for the periods indicated.  In addition, the Audit Committee took the following actions:

(i)       Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles.

(ii)      The Audit Committee discussed with the Corporation’s independent registered public accounting firm the matters required to be discussed pursuant to Auditing Standards No. 61 as amended (AICPA Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(iii)     The Audit Committee also received the written disclosures and the letter from the Corporation’s independent registered public accounting firm regarding the independence of such accountants as required by the applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with such accountants their independence from the Corporation and its management.

(iv)     Based on its review and discussions with the Bank’s management and the Corporation’s independent registered public accounting firm, the Audit Committee recommended to the Bank’s Board of Directors, who recommended to the Corporation’s Board of Directors, approval of the inclusion of the audited consolidated financial statements of the Corporation and its subsidiary, the Bank, in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Audit Committee of the Bank’s Board of Directors:

Dan C. Wheeler, Chairman
James L. Bailey, Jr.
Jonathan M. Edwards
Dr. O. Rebecca Hawkins
Dr. Joseph W. Remke, III
Matthew M. Scoggins, Jr.
Dr. David S. Williams

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee of the Bank, the firm of KraftCPAs PLLC has been selected by the Board of Directors of the Corporation to serve as the Corporation’s independent registered public accounting firm for 2011.  The Board of Directors of the Bank has also chosen KraftCPAs PLLC as its independent registered public accounting firm.  A representative of KraftCPAs PLLC will be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions from shareholders in attendance.

During the period covering the fiscal years ended December 31, 2010 and 2009, KraftCPAs PLLC performed the following professional services that were approved by the Audit Committee:

	2010	2009
Audit Fees(1)	$155,530	$172,250
Audit-Related Fees(2)	8,229	8,474
Tax Fees(3)	18,000	14,500
All Other Fees(4)	5,447	4,465
	$187,206	$199,689

(1)           Fees for professional services rendered by KraftCPAs PLLC in connection with the audit of the Corporation’s consolidated annual financial statements, the audit of internal controls over financial reporting (pursuant to Section 404 of Sarbanes-Oxley) and reviews of the interim condensed consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q for the first three fiscal quarters of the fiscal years ended December 31, 2009 and 2010.

(2)           Fees for services rendered by KraftCPAs PLLC for audit of pension plan.

(3)           Fees for services rendered by KraftCPAs PLLC for assistance with tax compliance regarding tax filings and also for other tax advice and consulting services.

(4)           Other fees for services consisted of consultations regarding responses to the SEC comment letter in 2010, future modification in REIT taxation, non-accrual interest tax election matters, and regulations regarding amortization of computer related costs for tax purposes.

Before KraftCPAs PLLC was engaged by the Bank, an engagement letter was submitted and approved by the Audit Committee.  The aggregate amount of $187,206 paid for such services does not constitute more than 5% of the total amount of the revenue paid by the Bank to KraftCPAs PLLC during the years ended December 31, 2010 and 2009.

GENERAL INFORMATION

Other Matters

As of the date of this Proxy Statement, the management of the Corporation and the Bank knows of no other business that will be presented at the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers, directors and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in ownership with the SEC.  Such executive officers, directors and greater than 10% shareholders are also required to furnish the Corporation with copies of all Section 16(a) reports that they file.  Based solely on a review of (1) the applicable filings, and any amendments thereto, made with the SEC and posted on the SEC’s EDGAR website and (2) written representations from the Corporation’s executive officers and directors, the Corporation believes that all reports were filed in a timely manner during 2010.

Items of Business for 2012 Annual Meeting of Shareholders

The Bylaws provide that nominations of persons for election of directors and proposals of business to be transacted by the shareholders at an annual meeting of shareholders may be made by any shareholder of record who is entitled to vote and who provides timely and proper notice. In order to be considered timely, a shareholder’s notice must be received by the Secretary at the principal office of the Corporation not earlier than the close of business on the date which is 120 calendar days and not later than the close of business on the date which is 90 calendar days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of the applicable year’s annual meeting is more than 30 days before or more than 60 days after the first anniversary of the date of the previous year’s meeting, then a shareholder’s notice to be timely must be received by the Secretary not earlier than the close of business on the date which is 120 calendar days prior to the date on which the Corporation first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting and not later than the date of the later to occur of (i) 90 calendar days before the date on which the Corporation first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting of shareholders or (ii) ten calendar days after the Corporation’s first public announcement of the date of the applicable year’s annual meeting of shareholders. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

Further, for a shareholder’s notice to be proper, it must set forth:

•      the name and address of the shareholder;

•      the class and number of shares of stock of the Corporation held of record and beneficially owned by such shareholder;

•      the name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of stock are registered on the stock transfer books of the Corporation;

•      a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•      a brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders;

•      any personal or other material interest of the shareholder in the business to be submitted;

•      as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•      all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information reasonably requested by the Corporation.

Nominations by shareholders of persons for election to the Corporation’s Board of Directors may also be made at a special meeting of shareholders if the shareholder’s notice, in the form required by the Bylaws, is delivered to the Corporate Secretary at the principal office of the Corporation not earlier than the date which is 120 calendar days before the date of such special meeting and not later than the date of the later to occur of (i) 90 calendar days before the date of such special meeting of shareholders or (ii) ten calendar days after the Corporation’s first public announcement of the date of the special meeting of shareholders.

Shareholders who wish to nominate a candidate for election to the Corporation’s Board of Directors (other than the candidates proposed by the Corporation’s Board of Directors) or propose any other business at the 2012 annual meeting of shareholders must deliver written notice to the Corporate Secretary at the address below not earlier than December 21, 2011 or later than January 20, 2012.  Shareholders who satisfy the SEC requirements and wish to have a proposal considered for inclusion in the Corporation’s proxy statement for the 2012 annual meeting of shareholders should submit the proposal in writing by mailing it to the Corporate Secretary at the address below no later than November 26, 2011.

Any nomination for director or other proposal by a shareholder that is not submitted in a timely manner and does not comply with these notice requirements will be disregarded, and upon the instructions of the presiding officer of the annual meeting all votes cast for each such nominee and such proposal will be disregarded.  Nominations or proposals for consideration at an annual meeting of shareholders must be sent to the following address:

First Farmers and Merchants Corporation

Attention: Corporate Secretary

P.O. Box 1148

Columbia, Tennessee 38402-1148

Shareholder Comments at 2011 Annual Meeting of Shareholders

A shareholder who wishes to make comments to or ask questions of the presiding officer at the Annual Meeting on April 19, 2011, must submit in writing the comments or questions no later than April 11, 2011 to: First Farmers and Merchants Corporation, Attention: Corporate Secretary, P.O. Box 1148, Columbia, TN  38402-1148.  Management reserves the right to edit or exclude any such comments or questions in the interests of relevance, appropriateness and time.  A written communication of any such editing or exclusion will be sent to the shareholder before the Annual Meeting.

Annual Report

The Corporation’s annual report to shareholders for the fiscal year 2010 is enclosed but is not intended to be part of this Proxy Statement.

COPIES OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC WILL BE MAILED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST MADE TO:  PATRICIA P. BEARDEN, ASSISTANT TREASURER, FIRST FARMERS AND MERCHANTS CORPORATION, P. O. BOX 1148, COLUMBIA, TENNESSEE 38402-1148.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 19, 2011:

This Proxy Statement and the Corporation’s 2010 Annual Report to Shareholders are available on the “Tools — Annual Report” page of the Corporation’s website at www.myfirstfarmers.com.

By the order of the Board of Directors,

/s/ Martha M. McKennon

Martha M. McKennon
Corporate Secretary

PLEASE MARK VOTES AS IN THIS EXAMPLE REVOCABLE PROXY FIRST FARMERS AND MERCHANTS CORPORATION ANNUAL MEETING OF SHAREHOLDERS APRIL 19, 2011 KNOW ALL PERSONS BY THESE PRESENTS, that I, the undersigned shareholder of First Farmers and Merchants Corporation of Columbia, Tennessee (the “Corporation”), do nominate, constitute, and appoint Margaret York Puckett, Alvin Moore, and James G. White, II or any one of them with full power to act alone, my true and lawful representative with respect to all shares of Common Stock of the Corporation that I would be entitled to vote at the Annual Meeting of Shareholders to be held on April 19, 2011, at 4:00 p.m., Central Time at the Cherry Theater, Waymon L Hickman Building, Columbia State Community College, Columbia, Tennessee, or any adjournment thereof, with all the powers that I would possess it personally present, as follows: Please be sure to date and sign this proxy card in the box below. Date Sign above Co-holder (if any) sign above 1. Election of the following 15 nominees as directors of the Corporation: With-hold For All Except For Kenneth A. Abercrombie Dalton M. Mounger T. Randy Stevens James L. Bailey, Jr. Timothy E. Pettus W. Lacy Upchurch M. Darlene Baxter Dr. Joseph W. Remke, III William R. Walter Jonathan M. Edwards Patrick J. Riley Dan C. Wheeler Thomas Napier Gordon Matthew M. Scoggins, Jr. Dr. David S. Williams INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. For Against Abstain 2. Advisory vote on the compensation of the Named Executive Officers as presented in the Proxy Statement. One Year Two Years Three Years Abstain 3. Advisory vote on the frequency of the advisory vote on the compensation of the Named Executive Officers. 4. At their discretion, Margaret York Puckett, Alvin Moore, or James G. White, II are authorized to vote upon such other business as may properly come before the meeting. If no direction Is given, this proxy will be voted “FOR” the election of all nominees named, “FOR” approval of the compensation of the Named Executive Officers and for approval of “THREE YEARS” as the frequency with which shareholders will have an advisory vote an the compensation of the Named Executive Officers. This proxy Is solicited on behalf of the Board of Directors. This proxy may be revoked prior to its exercise. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If there is more than one trustee, all should sign. All joint owners must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Detach above card, sign, date and mail in postage paid envelope provided. FIRST FARMERS AND MERCHANTS CORPORATION 816 South Garden Street, P. 0. Box 1148 Columbia, Tennessee 38402-1148 PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.